Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-118372) on Form S-3 of Ceradyne, Inc. of our report dated July 30, 2004, with respect to the combined balance sheets of ESK Ceramics GmbH & Co. KG as of December 31, 2003 and 2002, and the related combined statements of operations, partners’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Form 8-K/A of Ceradyne, Inc. dated November 8, 2004, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/	KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirthschaftsprüfungsgesellschaft
KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirthschaftsprüfungsgesellschaft

Munich, Germany

December 14, 2004